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                                                                    Exhibit 16.0



September 20, 2000


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Digital Descriptor Systems, Inc. and, under the date of March 12, 1997, we reported on the financial statements of Digital Descriptor Systems, Inc. as of and for the years ended December 31, 1996 and 1995. Our report contains a separate paragraph stating that the Company has suffered recurring losses from operations which raise substantial doubt about the Company's ability to continue as a going concern. On October 4, 1999, we resigned. We have read Digital Descriptor System, Inc.'s statements included under Part II Item 3 of its Form 10-SB dated September 20, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Digital Descriptor System's Inc.'s statement that the change was approved by the board of directors.

Very truly yours,

KPMG LLP